Exhibit 10.7

AMENDMENT NUMBER ONE TO THE DEL MONTE CORPORATION

EXECUTIVE SEVERANCE PLAN

Effective November 24, 2010

WHEREAS, Del Monte Corporation (“Corporation”) maintains the Del Monte Corporation Executive Severance Plan, effective January 1, 2006 and previously amended July 24, 2008 and July 23, 2009 (“Plan”);

WHEREAS, on November 24, 2010, the Compensation Committee of the Board of Directors (“Compensation Committee”) of Del Monte Foods Company (the “Company”) approved amendments to the Code Section 280G gross-up provisions of the various employment agreements and employee benefit plans maintained by the Company and the Corporation, including the Plan, to clarify that such gross-up provisions are to provide for a full excise tax gross-up and apply to all parachute payments made under all plans and arrangements of the Company and the Corporation.

NOW THEREFORE, the Plan is hereby amended as follows, effective as of November 24, 2010.

1. The first paragraph of Section 3.5(a) is hereby amended and restated to read as follows:

“(a) Gross-Up Payment. If the Committee determines that any payments or benefits of any kind, whether under this Plan or any other Company plan, agreement or arrangement paid or payable to or for the benefit of a Participant, or any other compensation from whatever source paid or payable to or for the benefit of any Participant that is deemed contingent on a Change in Control (or that is otherwise deemed a parachute payment under Treas Reg Section 1.280G-1, Q&A-2) (collectively, the “Payment”) is an “excess parachute payment” within the meaning of Code Section 280G and would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Corporation shall pay Executive an additional cash payment (the “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes, including, without limitation, any income taxes and Excise Tax imposed on the Gross-Up Payment, Executive shall retain an amount equal to the Excise Tax imposed on the Payment; provided that, such Gross-Up Payment shall only be paid if the original Payment exceeds the Code Section 280G excess parachute payment criterion by five percent (5%) or more. The Gross-Up Payment shall be subject to and paid net of any applicable withholding. The amount of any Gross-Up Payment or Excise Tax shall be reasonably determined by the Corporation in its sole discretion, after consultation with its legal and tax advisors.

If no Gross-Up Payment is payable to a Participant pursuant to the above because the Payment did not exceed the above-referenced 5% threshold, but the Committee determines that the Payment nonetheless would be subject to the Excise Tax, then the Payment will be either (i) reduced to an amount that would result in no portion of the Payment being subject to the Excise Tax, or (ii) paid in full, whichever of (i) or (ii), after taking into account all applicable taxes, including, without limitation, any income taxes, employment taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater amount. The application of this paragraph shall be reasonably determined by the Corporation in its sole discretion, after consultation with its legal and tax advisors.”

IN WITNESS WHEREOF, and implementing the approval of the Compensation Committee made November 24, 2010, the Corporation has executed this Amendment Number One to the Del Monte Corporation Executive Severance Plan, as amended, effective as of November 24, 2010.

DEL MONTE CORPORATION

By:	/s/ Richard W. Muto
Richard W. Muto
Executive Vice President,
Chief Human Resources Officer

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